Exhibit 99.1

Nordson Corporation Reports Fiscal Year 2012 Second Quarter Results

  Sales increase sequentially by 14 percent to $315 million
  Operating profit grows sequentially by 36 percent to $77 million, with operating margin of 24 percent
  Diluted EPS increases sequentially by 38 percent to $0.80, including $0.04 in one-time charges
  Third quarter 2012 guidance: sales expected to increase 8 to 12 percent over prior year; EPS in the range of $0.96 to $1.04

WESTLAKE, Ohio--(BUSINESS WIRE)--May 21, 2012--Nordson Corporation (Nasdaq: NDSN) today reported results for the second quarter of fiscal year 2012. For the quarter ending April 30, 2012, sales were $315 million, a 1 percent decrease over the prior year’s second quarter sales. This change in sales included a 3 percent increase related to the first year effect of acquisitions, offset by a 3 percent decrease in organic volume and a negative 1 percent impact related to unfavorable effects of currency translation. As reported, operating profit was $77 million, net income was $52 million, and diluted earnings per share were $0.80. Excluding one-time charges of $4 million in the quarter, operating profit was $81 million, net income was $55 million, and earnings per share were $0.84. Prior year second quarter sales, operating profit, net income and diluted earnings per share were $319 million, $92 million, $65 million and $0.95, respectively.

“Nordson’s team delivered another excellent quarter by continuing to provide our customers with precision technology solutions, application expertise and strong global support,” said Nordson President and Chief Executive Officer Michael F. Hilton. “On a sequential basis, we leveraged strong top line growth of 14 percent to generate incremental operating margin of 52 percent excluding one-time charges. Operating margin in the quarter was a strong 26 percent excluding one-time charges, and we remain committed to future performance enhancements through continuous improvement efforts. We also continued to generate excellent free cash flow and maintain our strong balance sheet which gives us the capacity to invest in strategic growth opportunities going forward.”

Second Quarter Segment and Regional Results

“All three of our segments performed in line with our expectation for the quarter,” said Hilton. “Sales improved strongly on a sequential basis, though year-over-year comparisons were impacted by continuing macro economic uncertainty in some end markets and geographies and very challenging comparisons against our prior year’s second quarter. We leveraged the sequential sales increase and our continuous improvement activities to drive operating margin well above our first quarter level and to the range of outstanding performance we have sustained over the past two years.”

“Sales volume in Adhesive Dispensing Systems was down 1 percent compared to the second quarter a year ago, with the positive first year effect of acquisitions and solid organic growth in certain consumer non-durable end markets being offset by softness in some durable goods end markets and the timing of some larger dollar system orders. The Adhesive segment’s operating margin in the second quarter was an excellent 33 percent, or 35 percent excluding one-time charges. In Advanced Technology Systems, second quarter sales volume grew by 3 percent over the prior year. The first year effect of acquisitions drove the improvement, as organic sales volume decreased over the previous year due to softness in certain non-dispense product lines. Sequential volume growth and operating efficiencies drove this segment’s operating margin to 25 percent, an increase of 9 percentage points over the first quarter of 2012. Industrial Coating Systems sales volume in the quarter decreased 2 percent on a year-over-year basis due to softness in durable goods end markets and the timing of some large engineered system orders. Industrial Coating operating margin in the quarter was 12 percent, or 13 percent excluding one-time charges related to severance costs. On a sequential basis, reported operating margin in this segment improved by 9 percentage points over the first quarter, as our team efficiently leveraged existing resources to meet a strong increase in sequential volume.”

Detailed results by operating segment and geography are included in the attached tables, as is an earnings per share reconciliation table.

Fiscal Year-to-Date Results

For the first half of fiscal year 2012, sales were $591 million, operating profit was $133 million and net income was $90 million. First half diluted earnings per share were $1.38, inclusive of $0.08 in one time charges as described on the attached earnings per share reconciliation table. Prior year first half revenue, operating profit, net income and diluted earnings per share were $590 million, $158 million, $111 million and $1.61.

“Our team delivered strong first half results, especially against an uncertain macroeconomic backdrop,” said Hilton. “Operating margin is still well above our pre-recession level and is inclusive of continuous improvement and other strategic investments that will drive growth and performance for Nordson over the long-term.”

Order Rates and Backlog

Order rates for the 12-week period ending May 13, 2012, measured in constant currency, increased by 9 percent over the same period a year ago. Order rates by segment and geography are provided in the accompanying financial tables, with pro-forma growth in order rates calculated as though fiscal year 2011 acquisitions were owned in both years.

Backlog at the end of the second quarter was approximately $197 million, an increase of 29 percent compared to the end of the second quarter a year ago, and an increase of 30 percent compared to the end of the first quarter of fiscal 2012. Backlog amounts are calculated at April 30, 2012 exchange rates.

Outlook

For the third quarter of fiscal 2012, sales are expected to be in the range of $337 million to $349 million, an increase of 8 to 12 percent as compared to the third quarter a year ago. This growth is inclusive of organic volume up 9 to 13 percent, 3 percent growth from the first year effect of acquisitions, and a negative 4 percent currency translation effect based on the current exchange rate environment. Diluted earnings per share are expected to be in the range of $0.96 to $1.04. This outlook does not include any impact associated with the agreement to acquire EDI Holdings announced earlier today.

“Our current order rates are encouraging and exceed the levels we saw during the first half of our year, which are driving strong expectations for our third quarter,” said Hilton. At the same time, uncertainties in the macroeconomic environment add a conservative view to the positive expectations we have for growth in future quarters. Over the long term, we will continue to win in the diverse end markets we serve through the continuous introduction of differentiated, best-in-class technology that increases customers’ productivity and reduces their costs. And in all aspects of the organization, our lean and decentralized global team has proven it can execute better than our competitors. Overall, we will continue to invest in our future, we look forward to providing our customers with the highest level of value, and we expect to continue delivering top quartile returns for our shareholders.”

Nordson will broadcast its second-quarter conference call on its web site at http://www.nordson.com/investors on Tuesday, May 22, 2012 at 8:30 a.m. EDT. For persons unable to listen to the live broadcast, a replay will be available for 14 days after the event. Information about Nordson’s investor relations and shareholder services is available from James R. Jaye, Director of Communications & Investor Relations at (440) 414-5639 or Jim.Jaye@nordson.com.

Except for historical information and comparisons contained herein, statements included in this release may constitute “forward-looking statements,” as defined by the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors, as discussed in the company’s filing with the Securities and Exchange Commission that could cause actual results to differ.

Nordson Corporation delivers precision technology solutions that help customers increase throughput, productivity and up-time, enable new products and features, and decrease material usage. The company engineers, manufactures and markets differentiated products and systems used for dispensing adhesives, coatings, sealants, biomaterials and other materials, fluid management, test and inspection, UV curing and plasma surface treatment, all supported by application expertise and direct global sales and service. Nordson serves a wide variety of consumer non-durable, durable and technology end markets including packaging, nonwovens, electronics, medical, appliances, energy, transportation, construction, and general product assembly and finishing. Founded in 1954 and headquartered in Westlake, Ohio, the company has operations and support offices in more than 30 countries. Visit Nordson on the web at www.nordson.com, www.twitter.com/Nordson_Corp or www.facebook.com/nordson.

SECOND QUARTER PERIOD	NORDSON CORPORATION
Period Ending April 30, 2012	FINANCIAL HIGHLIGHTS
(Unaudited)	(Dollars in thousands except for per-share amounts)

CONSOLIDATED STATEMENT OF INCOME
	Second Quarter		Year-to-Date
	2012	2011	2012	2011

Net sales	$315,193	$318,924	$591,029	$589,886
Cost of sales	125,537	121,172	232,027	225,963
Selling & administrative expenses	112,799	105,324	225,658	205,971

Operating profit	76,857	92,428	133,344	157,952

Interest expense - net	(2,014)	(1,223)	(3,863)	(2,493)
Other income (expense) - net	137	1,791	1,129	2,727

Income before income taxes	74,980	92,996	130,610	158,186
Income taxes	22,869	27,754	40,161	47,047

Net Income	$52,111	$65,242	$90,449	$111,139

Return on sales	17%	20%	15%	19%
Return on average shareholders' equity	37%	45%	32%	40%

Average common shares outstanding (000's)	64,426	68,110	64,749	68,043
Average common shares and
common share equivalents (000's)	65,179	69,002	65,407	68,921

Per share:

Basic earnings	$.81	$.96	$1.40	$1.63
Diluted earnings	$.80	$.95	$1.38	$1.61

Dividends paid	$.125	$.105	$.25	$.21

SECOND QUARTER PERIOD
Period Ending April 30, 2012
(Unaudited)

CONSOLIDATED BALANCE SHEET
	April 30	October 31
	2012	2011

Cash and marketable securities	$57,537	$37,408
Receivables	249,184	254,310
Inventories	154,934	141,912
Other current assets	44,877	43,327
Total current assets	506,532	476,957

Property, plant & equipment - net	141,610	130,883
Other assets	689,075	696,610

	$1,337,217	$1,304,450

Notes payable and debt due within one year	$55,668	$5,697
Accounts payable and accrued liabilities	168,558	176,464
Total current liabilities	224,226	182,161

Long-term debt	286,480	313,459
Other liabilities	248,668	237,507
Total shareholders' equity	577,843	571,323

	$1,337,217	$1,304,450

Other information:

Employees	4,156	4,094

Common shares outstanding (000's)	64,313	65,601

SECOND QUARTER PERIOD	NORDSON CORPORATION
Period Ending April 30, 2012	FINANCIAL HIGHLIGHTS
(Unaudited)	(Dollars in thousands)

	Second Quarter		% Growth over 2011			Year-to-Date		% Growth over 2011
SALES BY BUSINESS SEGMENT	2012	2011	Volume	Currency	Total	2012	2011	Volume	Currency	Total

Adhesive dispensing systems	$154,698	$159,432	-0.9%	-2.1%	-3.0%	$293,870	$296,408	0.2%	-1.1%	-0.9%
Advanced technology systems	114,998	112,603	2.8%	-0.7%	2.1%	215,105	209,235	3.2%	-0.4%	2.8%
Industrial coating systems	45,497	46,889	-1.8%	-1.2%	-3.0%	82,054	84,243	-1.9%	-0.7%	-2.6%

Total sales by business segment	$315,193	$318,924	0.3%	-1.5%	-1.2%	$591,029	$589,886	1.0%	-0.8%	0.2%

	Second Quarter					Year-to-Date
OPERATING PROFIT BY BUSINESS SEGMENT	2012	2011				2012	2011

Adhesive dispensing systems	$51,518	$59,649				$98,745	$105,845
Advanced technology systems	28,683	33,563				44,683	56,839
Industrial coating systems	5,362	7,662				6,500	10,711
Corporate	(8,706)	(8,446)				(16,584)	(15,443)

Total operating profit by business segment	$76,857	$92,428				$133,344	$157,952

	Second Quarter		% Growth over 2011			Year-to-Date		% Growth over 2011
SALES BY GEOGRAPHIC REGION	2012	2011	Volume	Currency	Total	2012	2011	Volume	Currency	Total

United States	$85,647	$79,300	8.0%	-	8.0%	$160,849	$149,573	7.5%	-	7.5%
Americas	25,927	26,158	2.4%	-3.3%	-0.9%	46,126	46,018	3.6%	-3.4%	0.2%
Europe	91,430	98,049	-1.9%	-4.9%	-6.8%	178,013	188,307	-2.1%	-3.4%	-5.5%
Japan	30,004	30,159	-1.8%	1.3%	-0.5%	60,039	55,232	4.8%	3.9%	8.7%
Asia Pacific	82,185	85,258	-4.1%	0.5%	-3.6%	146,002	150,756	-3.8%	0.6%	-3.2%

Total Sales by Geographic Region	$315,193	$318,924	0.3%	-1.5%	-1.2%	$591,029	$589,886	1.0%	-0.8%	0.2%

	Second Quarter					Year-to-Date
SELECTED SUPPLEMENTAL INFORMATION	2012	2011				2012	2011

Depreciation and amortization	$7,990	$6,931				$15,959	$14,246
Capital expenditures	$5,726	$5,184				$14,370	$10,714
Dividends paid	$8,058	$7,147				$16,191	$14,291

NORDSON CORPORATION
ORDER RATES FOR 12-WEEK PERIOD ENDING MAY 13, 2012
CHANGE FROM PRIOR YEAR

BUSINESS SEGMENT	% CHANGE	GEOGRAPHY	% CHANGE

Adhesive dispensing systems	-5%	United States	11%
Advanced technology systems	22%	Americas	-12%
Industrial coating systems	29%	Europe	-9%
		Japan	12%
Total	9%	Asia Pacific	36%

		Total	9%

Notes:
1. Numbers in this table are unaudited and exclude the effects of currency movements.
2. Pro-forma changes in order rates were calculated as though 2011 acquisitions were owned in both years.

SECOND QUARTER PERIOD	NORDSON CORPORATION
Period Ending April 30, 2012	RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited)

	Second Quarter		Year-to-Date
	2012	2011	2012	2011

Diluted EPS as reported (U.S. GAAP)	$0.80	$0.95	$1.38	$1.61

Short-term inventory purchase accounting adjustments	-	-	0.02	0.01
Fixed asset write-down	-	0.01	-	0.01
Severance and restructuring	0.04	-	0.05	-
Pension termination expense	-	-	0.01	-
Discrete tax items	-	(0.01)	-	(0.03)

Diluted EPS as adjusted (Non-GAAP)	$0.84	$0.95	$1.46	$1.60

	Second Quarter		Year-to-Date
	2012	2011	2012	2011

Net income as reported (U.S. GAAP)	$52,111	$65,242	$90,449	$111,139

Short-term inventory purchase accounting adjustments	-	-	1,538	415
Fixed asset write-down	-	912	-	912
Severance and restructuring	2,624	-	3,188	-
Pension termination expense	-	-	466	-
Discrete tax items	-	(769)	-	(1,991)

Net income as adjusted (Non-GAAP)	$54,735	$65,385	$95,641	$110,475

	Second Quarter		Year-to-Date
	2012	2011	2012	2011

Operating profit as reported (U.S. GAAP)	$76,857	$92,428	$133,344	$157,952

Short-term inventory purchase accounting adjustments	-	-	2,213	602
Fixed asset write-down	-	1,322	-	1,322
Severance and restructuring	3,776	-	4,587	-
Pension termination expense	-	-	670	-

Operating profit as adjusted (Non-GAAP)	$80,633	$93,750	$140,814	$159,876

Operating profit (loss) by business segment
Second Quarter 2012			Operating	Operating
	Operating		Profit (Loss)	Margin
	Profit (Loss)	Severance and	As Adjusted	As Adjusted
	(U.S. GAAP)	Restructuring	(Non-GAAP)	(Non-GAAP)

Adhesive dispensing systems	$51,518	$3,215	$54,733	35%
Advanced technology systems	28,683	-	28,683	25%
Industrial coating systems	5,362	561	5,923	13%
Corporate	(8,706)	-	(8,706)	NA

Total operating profit by business segment	$76,857	$3,776	$80,633	26%

Adjusted EPS, net income and operating profit are not measurements of financial performance under GAAP, and such measures should not be considered as alternatives to EPS, net income and operating profit determined in accordance with GAAP. Management believes that EPS, net income and operating profit as adjusted to exclude the items in the tables below assist in understanding the results of Nordson Corporation. Our calculation of these non-GAAP measures may not be comparable to the calculation of similarly titled measures reported by other companies.

CONTACT:
Nordson Corporation
James R. Jaye, Director, Communications & Investor Relations, 440-414-5639
Jim.Jaye@nordson.com